UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 26, 2006

Interpharm Holdings, Inc.
(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic- tion of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Adams Avenue, Hauppauge, New York	11788
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On May 26, 2006, Interpharm Holdings Inc. (the “Company”) consummated the Securities Purchase Agreement (the “Agreement”) it had entered into on May 15, 2006 with Tullis-Dickerson Capital Focus III, L.P. (the “Buyer”).

Pursuant to the Agreement, the Company issued and sold to the Buyer for a purchase price of $10 million, an aggregate of 10,000 shares of a newly designated series of the Company’s preferred stock called Series B-1 Convertible Preferred Stock (the “Series B-1 Stock”), together with 2,281,914 warrants to purchase shares of common stock of the Company with an exercise price of $1.639. The warrants have a five year term. The number of shares of common stock which may be purchased upon exercise of the warrants and the exercise price of the warrants are subject to adjustment to protect the holder of the warrants against dilution upon the occurrence of certain events.

The Series B-1 Stock, among other things, accrues dividends at the rate of 8.25% per annum, is convertible at any time at the option of the holder into common stock of the Company and, at any time after March 31, 2007, is convertible into common stock of the Company, at the option of the Company, provided that certain conditions have been satisfied. The Series B-1 Stock is convertible into approximately 6.5 million shares of common stock, subject to certain adjustments in the conversion rate to protect the holder of the Series B-1 Stock against dilution upon the occurrence of certain events. The Series B-1 Stock is also entitled to voting rights on all matters on an as-converted-to-common-stock basis, with the holders of the Series B-1 Stock and common stock voting as a single class. The holders of the Series B-1 Stock also have the right upon the occurrence of certain events to require the Company to redeem such stock for a redemption price calculated in accordance with an agreed upon formula.

The Series B-1 Stock and the warrants were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) set forth in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering as the offer and sale of the securities was made to one accredited investor in accordance with the conditions set forth in Regulation D under the Securities Act.

As a condition to the closing of the Agreement, the Company and the holders of all of the outstanding shares of the Company’s Series K Convertible Preferred Stock (“Series K Stock”) entered into and consummated an agreement whereby the holders converted all of the outstanding shares of Series K Stock into an aggregate of 31,373,875 shares of the Company’s Common Stock. (The Series K Stock would have automatically converted into the same number of shares of Common Stock in equal annual installments through June 4, 2010. The effect of the agreement was merely to accelerate such conversions.) The issuance of the Common Stock upon conversion of the Series K Stock was exempt from registration under the Securities Act by virtue of Section 3(a)(9) of the Securities Act which provides an exemption for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

As a further condition to the closing of the Agreement the Company entered into a registration rights agreement with the Buyer to register under the Securities Act, the resale by the Buyer of shares of the Company’s common stock which may be acquired by the Buyer upon conversion of the Series B-1 Stock, upon exercise of the warrants, or in lieu of cash dividends on the Preferred Stock.

On June 2, 2006 the Company issued a press release announcing the consummation of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 30, 2006 the Board of Directors elected Richard S. Miller to fill a vacancy in the Board of Directors. The Certificate of Designations, Preferences and Rights of the Series B-1 Stock provides that so long as the Buyer or an affiliate of the Buyer continues to hold at least twenty five percent (25%) of the cumulative aggregate number of shares of Series B-1 Stock issued to the Buyer on the initial issuance date of the Series B-1 Stock, the Buyer shall be entitled to elect one director to the Board of Directors of the Company. The Buyer designated Mr. Miller to be elected. The Company does not know at this time whether Mr.Miller will be appointed as a member of any committee of the Board.

Mr. Miller is the founder of Shippan Point Advisors, an advisory firm that provides services to private equity firms. Mr. Miller is an experienced investor and operator with over 15 years experience working as a private equity investor and over five years as an operator with private equity backed emerging companies. In his advisor’s role, Mr. Miller has been a partner with affiliates of the Buyer from 2002 until the present.

Item 9.01	Financial Statements and Exhibits

Number	Description

3.1	Certificate of Designations, Preferences and Rights of the Company’s Series B-1 Convertible Preferred Stock.

4.1	Warrant to Purchase 2,281,914 Shares of the Company’s Common Stock Issued to the Buyer on May 26, 2006.

10.1	Registration Rights Agreement dated as of May 15, 2006 between the Company and the Buyer.

10.2	Voting Agreement dated as of May 26, 2006 among the Company, Rajs Holding I, LLC, Ravis Holdings I, LLC, P&K Holdings, LLC and Rametra Holdings I, LLC.

99.1	Press release, dated June 2, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.

June 2, 2006	By:	/s/ George Aronson
George Aronson
Chief Financial Officer